Exhibit (a) (1) (v)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
CNA SURETY CORPORATION
at
$26.55 Net Per Share
by
SURETY ACQUISITION CORPORATION
an Indirect Wholly-Owned Subsidiary of
CNA FINANCIAL CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 8, 2011, UNLESS THE OFFER IS EXTENDED

May 11, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by CNA Financial Corporation (“CNA Financial”) to act as Dealer Manager in connection with the offer by Surety Acquisition Corporation, a Delaware corporation (or any permitted assignee thereof, “Purchaser”) and an indirect wholly-owned subsidiary of CNA Financial, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of CNA Surety Corporation, a Delaware corporation (“CNA Surety”), other than Shares currently owned by CNA Financial and its subsidiaries, at a purchase price of $26.55 per Share, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 11, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Wells Fargo Bank, N.A. (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) must, if they wish to tender their Shares, tender their Shares according to the guaranteed delivery procedures set forth in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

The Offer is conditioned upon, among other things, a non-waivable “majority-of-the-minority” condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the outstanding Shares not owned by CNA Financial and its subsidiaries and certain related persons. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See “The Offer — Section 11. Conditions to the Offer” of the Offer to Purchase.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

3. The Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, on a timely basis;

4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and.

5. A return envelope addressed to Wells Fargo Bank, N.A., as Depositary.

In order to tender Shares in the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

PLEASE CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.  PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 8, 2011, UNLESS THE OFFER IS EXTENDED.

Questions and requests for assistance may be directed to the Information Agent in connection with the Offer or to us at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense.

Very truly yours,

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CNA FINANCIAL, PURCHASER, CNA SURETY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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